                                                           Exhibit 99(h)(1)(ii)


                                  AMENDMENT TO
                            ADMINISTRATION AGREEMENT


     This Amendment is made as of January 1, 1999, between Centura Funds, Inc. (the "Company"), BISYS Fund Services Limited Partnership d/b/a BISYS Fund Services ("BFSLP") and BISYS Fund Services Ohio, Inc. (the "New Administrator"). The parties hereby amend the Administration Agreement (the "Agreement") between the Company and BFSLP, dated as of October 1, 1996, as set forth below.

     WHEREAS, the parties hereto wish to substitute the New Administrator for BFSLP as the administrator under the Agreement;

     WHEREAS, the parties hereto wish to modify the portion of Schedule A to the Agreement entitled "Portfolios";

     WHEREAS, the parties hereto wish to modify the portion of Schedule A to the Agreement entitled "Fees"; and

     WHEREAS, the parties hereto wish to modify the portion of Schedule A to the Agreement entitled "Term."

     NOW THEREFORE, in consideration of the foregoing and the mutual premises and covenants herein set forth, the parties agree as follows:

     1. Capitalized terms not otherwise defined herein shall have the same meaning as in the Agreement.

     2. The New Administrator shall replace BFSLP as the administrator under the Agreement.

     3. Schedule A to the Agreement shall be amended by replacing the second sentence of the section entitled "Portfolios" with the following:

          The current Portfolios of the Company are set forth below:

               Centura Mid Cap Equity Fund;
               Centura Large Cap Equity Fund;
               Centura Southeast Equity Fund;
               Centura Federal Securities Income Fund;
               Centura North Carolina Tax-Free Bond Fund; and
               Centura Money Market Fund.

     4. Schedule A to the Agreement shall be further amended by replacing the fee schedule following the first paragraph of the section entitled "Fees" with the following:

               Fifteen one-hundredths of one percent (.15%) of each Portfolio's average daily net assets

     5. Schedule A to the Agreement shall be further amended by replacing the first sentence of the first paragraph of the section entitled "Term" with the following:

               The initial term of this Agreement (the "Initial Term") shall be for a period commencing on January 1, 1999, and ending on January 1, 2004.

     6. Schedule A to the Agreement shall be further amended by replacing the third paragraph of the Section entitled "Term" with the following:

               If, for any reason other than nonrenewal, a Change of Control (as such term is defined in this Schedule A), mutual agreement of the parties or a material breach of this Agreement, the Administrator is replaced as administrator, or if a third party is added to perform all or a part of the services provided by the Administrator under this Agreement (excluding any sub-administrator appointed by the Administrator as provided in
               Article 7 hereof), then the Company shall make a one-time cash payment, calculated in the manner set forth below, in consideration of the fee structure and services to be provided under this Agreement, and not as a penalty, to the Administrator in accordance with the following schedule: (i) during years one and two of the Initial Term, the payment shall be based on the Administrator's total fee for a one-year period, (ii) during year three of the Initial Term, the payment shall be based upon 75% of the Administrator's total fee for a one-year period, (iii) during year four of the Initial Term, the payment shall be based upon 50% of the Administrator's total fee for a one-year period, and
               (iv) during year five of the Initial Term, no payment shall be required to be made. For purposes of calculation of the payment described herein, such fees shall be calculated in accordance with the Section entitled "Fees" and shall be based upon the average amount of the Company's assets for the twelve months prior to the date the Administrator is replaced or a third party is added.

               In the event the Company is merged into another legal entity in part or in whole pursuant to any form of business reorganization or is liquidated in part or in whole prior to the expiration of the then-current term of this Agreement, the parties acknowledge and agree that the liquidated damages provision set forth above shall be applicable in those instances in which the Administrator is not retained to provide administration services consistent with this Agreement. The one-time cash payment referenced above shall be due and payable on the day prior to the first day in which the Administrator is replaced or a third party is added.

     7. Schedule A to the Agreement shall be further amended by inserting the following paragraph at the end of the section entitled "Term":

               In the event of a change of control (as such term is defined in the 1940 Act) of the Administrator (a "Change of Control"), the Administrator shall promptly notify the Company of such Change of Control. Upon receipt of notice of a Change of Control, the Company shall have the option of terminating this Agreement, without penalty, by providing written notice of termination within 120 days following such receipt. In the event the Company exercises such option to terminate, this Agreement shall terminate on the 120th day after written notice of termination is provided to the Administrator. In the event the Company does not exercise such option to terminate within the 120-day period referenced above, this Agreement shall continue in full force and effect in accordance with its terms.

     8. This Amendment may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

     9. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.


                                            CENTURA FUNDS, INC.

                                            By:
                                               ------------------------------

                                            Title:
                                                  ---------------------------


                                            BISYS FUND SERVICES
                                            LIMITED PARTNERSHIP

                                            By: BISYS Fund Services, Inc.,
                                                General Partner

                                            By:
                                               ------------------------------

                                            Title:
                                                  ---------------------------


                                            BISYS FUND SERVICES OHIO, INC.

                                            By:
                                               ------------------------------

                                            Title:
                                                  ---------------------------